                                                                   EXHIBIT 10.16

                      SONAT INC. DEFERRED COMPENSATION PLAN
                                  PLAN SUMMARY

         The Sonat Inc. Deferred Compensation Plan ("the Plan") provides you with a tax-advantaged opportunity to save for retirement and other future income needs. You are encouraged to review the Plan with your family and your tax and financial advisors to determine how the Plan can help you meet your personal financial goals.

         The following is a summary of the Plan, in a Question-and-Answer format. The official provisions of the Plan are in the Plan document, which you may obtain from the Human Resources Department in Birmingham. If there is any conflict or inconsistency between this summary or any other written or oral communication and the Plan document, the official Plan document will always govern. The Plan is subject to continued compliance with Internal Revenue Service regulations.

HOW THE PLAN WORKS

1.       What is the Sonat Inc. Deferred Compensation Plan?
         - An Overview

         The Plan is a non-qualified deferred compensation program that allows you to make pre-tax deferrals of base pay and bonuses, allocate the deferrals to various investment options, and have your account balance paid to you in the future.

         You will be able to elect, for each year, the amount of base pay and bonus that you wish to defer. You may defer up to 25% of your base pay and up to 90% of your annual bonus. Your deferrals will accrue earnings as if held in "phantom" investments in the investment options available under the Sonat Savings Plan.

         Generally speaking, distribution will be made upon termination of your employment. You may instead select a specified date on which to receive payments, which may be before or after your anticipated retirement or termination date. Payment will be made as a lump sum or in annual installments, at your election.

2.       What are the advantages of the Deferred Compensation Plan?

A.       Reduced Current Income Taxes.

         Your current federal taxable income is reduced by the amount you elect to defer. However, you will be taxed at the ordinary income rates in effect at the time of distribution of your account. All state income tax laws (except in Pennsylvania and New Jersey) follow the federal law and exclude the amount you defer from current taxable income. Please consult with your personal tax advisor regarding the laws for your particular state.


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B.       More Dollars Available for Investment.

         The initial deferral (investment) into this Plan can be a more efficient investment than most other outside investments, because you are investing pre-tax income rather than after-tax income. For example:

                                          ===============================
                                              Outside
                                           Investment           This Plan
           ==============================================================
           Compensation                         $1.00               $1.00
           Current Income Tax at 36%             -.36                -.00
           Net Funds Invested                   $ .64               $1.00
           ==============================================================

C.       Tax-Deferred Accumulation.

         Earnings in your Plan account are not subject to federal income tax until paid to you. As a result, investments in the Plan can generate higher results than similar investments whose earnings are taxed each year.

D.       Possible Future Tax Savings.

         You may achieve additional income tax savings when you receive your deferral account, if you are in a lower tax bracket at that time.

3.       What are the trade-offs if I participate?

A.       Reduced Current Cash Flow.

         By deferring your compensation, you reduce your current cash flow. Therefore, if you require a greater amount of current income, deferral may not be appropriate for you. However, the cash flow reduction may be significantly less than the amount deferred, since your deferral is in pre-tax dollars. For example, if your tax rate is 36%, $10,000 of compensation produces approximately $6,400 of after-tax income. Therefore, deferring $10,000 reduces your disposable after-tax income by $6,400, and you also have the equivalent of $10,000 working for you in your deferral account.

B.       The Program Is Unfunded.

         Under current IRS regulations, your deferral account must be an unsecured general obligation of Sonat Inc. and may not be funded in any way. Therefore, your right to receive


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payments under the Plan will be subject to Sonat Inc.'s ability to pay, and in the event of Sonat's bankruptcy or insolvency will be the same as any other unsecured general creditor. The Plan does not create a trust relationship between you, or any other person, and the Company.

C.       Restricted Access To Your Money.

         You do not have access to your deferrals and earnings until the date you specify on your election form, except in the limited circumstances discussed at Question 15.

D.       Employment and Local Taxes.

         Amounts you defer under the Plan are subject to Social Security taxes (up to the statutory limit), Medicare taxes and local (county and city) taxes (if applicable). Withholding of these taxes on base pay deferral amounts will be made from your remaining undeferred base pay. If you defer any of your bonus, the taxes on your deferral will be withheld from the portion of the bonus that is not deferred. (This is the reason the Plan does not allow complete deferral of a bonus payout.) However, under current law, the payments from your accounts will not be subject to Social Security, Medicare or local taxes at the time of distribution.

E.       Possible Higher Tax Rate.

         The benefits of your deferral may be smaller than you would otherwise expect if, at the time of distribution, you are in a higher tax bracket than when you deferred.

4.       How does the Deferred Compensation Plan compare with the Sonat Savings
         Plan?

         Please refer to Exhibit A of this Summary.

5.       Does my participation affect my other Sonat benefits?

         Your participation in the Plan will have no effect on your other Sonat benefits.

ELIGIBILITY

6.       Who is eligible to participate in the Deferred Compensation Plan?

         To be eligible to participate in the Plan, you must be an officer of the Company or one of its principal subsidiaries, and must be selected for participation by the Company's Chief Executive Officer.

DEFERRAL ELECTIONS

7.       What deferral elections can I make?



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         Each year you will be able to elect to defer both base pay and bonus.
Each item of compensation (base pay and bonus) for each year will be treated as a discrete election. With each deferral election, you will select how much you wish to defer, how you wish it to be paid (lump sum or installments), and when you wish to receive it in the future. You will also select how the deferred amounts will be allocated among the investment choices under the Plan. All of these elections are discussed in more detail below.

8.       When do I make my election to defer?

         An election to defer base pay must be made before the calendar year in which the base pay is earned. The election to defer a bonus earned for a given calendar year must be made by March 31 of that year.

         Special rules will apply for an officer who first becomes eligible to participate in the Plan after January 1, 1997. Such an officer must make deferral elections for the remainder of the year's base pay, and the bonus earned for that year, during that year and within 31 days after becoming eligible.

9.       How much can I defer?

         You may defer up to 25% of your annual base pay. Your deferral can be for 1, 2, 3, 4 or 5% of base pay, or in 5% increments up to 25%. You may also defer up to 90% of your annual bonus in 10% increments. An election to defer a bonus will apply only to your annual bonus opportunity, and not to any special bonus that you may receive.

         In certain circumstances, if you elect to defer 90% of an annual bonus, the remaining 10% may not be enough to satisfy the applicable federal and state income, Social Security, Medicare and local tax withholding obligations. If this situation applies to you, the Company will automatically reduce the amount of bonus deferred (generally to about 85%), and use the remainder to satisfy the tax withholding obligations.

         Your election to defer is irrevocable, so you should carefully assess the impact of your deferral elections on your personal financial situation.

10.      What are my investment options?

         Your deferral accounts will accrue earnings, according to your election, as if held in the investment options available under the Sonat Savings Plan - Sonat Stock Fund, Benchmark Government, PIMCO Total Return, Fidelity Puritan, Benchmark Equity Index, MFS Research, Fidelity Magellan, T. Rowe Price New Horizons, and T. Rowe Price International. Your allocations to these investment choices must be in 1% increments. For more information, see the Summary of Investment Options for the Plan.



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         Please note that your deferrals will not actually be invested in these funds, but will be valued as if they were. (This bookkeeping treatment is often called a "phantom" investment.) Your account's value will change as the values of the relevant funds change, including reinvestments of dividends and earnings.

11. Can I change how future allocations will be invested, and move funds among the investment options?

         You may change the way future allocations are invested by selecting a new allocation (in 1% increments, with a total of 100% among the investment choices). You may also transfer your current balance among the investment options by selecting (in 1% increments, with a total allocation of 100%) the options in which you want your funds to be invested. Each procedure can be done by phone on any business day, and will be effective on the day you make the phone call.

         To process these transactions, you should call Mike Byrne in the Company's Human Resources Department (205/325-7329).

12.      When will I receive my deferral account balance?

         Each time you make a deferral election, you will elect a payment event upon which to receive the amount deferred (and earnings on that amount) - termination of employment, or a specified future date. Each year and each element of compensation (base pay or bonus) will be treated as a separate election. Special Plan provisions apply in the event of your death, or in the event of a change of control of the Company.

A.       Termination of Employment

         You may select termination of employment as the payment event. This selection would cover termination due to early or normal retirement, disability, discharge, or resignation. An election to receive a deferred amount (and earnings) upon termination of employment will be irrevocable.

B.       Specified Date

         You may instead select a specified date on which to receive the amount deferred (and earnings). Such a date must be a July 1, must be at least two years after the deferral election is made, and must be no later than your 70th birthday.

         If you select a payment event of a specified date you may, by making a subsequent election at least 12 months before the specified date, elect to postpone the date of payment. The new date must be a July 1, must be at least two years after the date you first selected, and must be no later than your 70th birthday. (You may not select termination of employment as your new payment event.) You may postpone the specified payment date of a given deferral (and earnings) only once. For example, if you elect to have a portion of your 1998 base pay (and earnings) paid on July 1, 2001, you could elect a later payment date (on or after July 1, 2003) by filing an election before July 1, 2000.



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C.       Death

         Upon your death, your entire balance in the Plan will be paid to your beneficiary in a cash lump sum on the fifteenth day of the calendar quarter following your death (or the first business day thereafter). For information about beneficiary designations, see Question 14.

D.       Change of Control

         If your employment terminates within three years after a Change of Control of the Company (as defined in the Plan), your entire balance in the Plan will be paid to you in a cash lump sum as soon as practicable (and within 30 days) after your termination of employment. Also, if a Change of Control occurs after termination of your employment, your entire balance in the Plan will be paid to you in a cash lump sum as soon as practicable (and within 30 days) after the Change of Control.

E.       Committee Discretion to Defer Payment

         Under current tax law, if you are an executive whose pay is disclosed in the Company's proxy statement, and if the "non-performance based" pay you receive in a year exceeds $1,000,000, the Company will not receive a tax deduction for the excess non-performance based pay. In general, under the Company's current compensation programs, the following elements of pay are "non-performance based" when received: base pay; a portion of annual bonus; base pay deferred from previous years (and earnings thereon); and a portion of annual bonuses deferred from previous years (and earnings thereon).

         If the Executive Compensation Committee determines that your receipt of a payment from the Plan could cause the Company to lose a tax deduction under this law, the Committee can defer all or part of the payment to eliminate or reduce loss of the tax deduction. Under current law, this issue can generally arise only if you receive a payment before termination of employment.

13.      How will my account be paid out of the Plan?

         When you make a deferral election, you will elect how you wish to receive the amount deferred (and earnings on that amount). As with the payment event, each year and each element of compensation (base pay and bonus) will be treated as a separate election. You may choose, in each case, a lump sum payment or annual installments.

A.       Annual Installments

         You may elect to have payment made to you in 2-15 annual installments. If you make an installment election, that election is irrevocable. If you elect installment payments to begin on a



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specified future date, the first payment will be made on the July 1 that you selected (or, if that day is not a business day, on the next business day). If you elect installment payments to begin upon termination of employment, the first payment will be made on the fifteenth day of the following calendar quarter (or if that day is not a business day, on the next business day). Each subsequent payment will be made on the anniversary of the preceding payment. Each installment will equal (1) the balance of the amount deferred (and earnings) being paid out under the installment election at the time of payment, divided by (2) the number of payments remaining to be paid (including the current installment). For example, if you elect for a deferral (and earnings) to be paid in three annual installments beginning July 1, 2005, the first payment will equal 1/3 of the balance on July 1, 2005; the second installment will equal 1/2 of the balance on July 1, 2006; and the last installment will equal the remaining balance on July 1, 2007.

B. Lump Sum

         If you make a lump sum election, payments will be made to you in that form. If you elect a lump sum, you may later decide, by making an irrevocable election at least 12 months before the payment event (that is, termination of employment or a specified date, according to your election), to instead receive the payment in 2-15 annual installments, as discussed above. Therefore, if you are not sure whether you want installment payments at the time you make a deferral election, you may wish to elect a lump sum, and consider making an installment election later.

         If a lump sum payment is to be made on a specified future date, payment will be made on the July 1 that you selected (or, if that day is not a business day, on the next business day). If a lump sum payment is to be made after your termination of employment, payment will be made on the fifteenth day of the following calendar quarter (or, if that day is not a business day, on the next business day).

C.       Account Valuation

         All investment options (except the Sonat Stock Fund investment) will be valued at the close of the June 15 (or, if that day is not a business day, the next business day) before the payment date (if payment is being made on a specified future date), or on the last business day of the calendar quarter before the payment date (if payment is being made upon termination of employment). The Sonat Stock Fund investment will be valued based on the average of the closing price of the Fund on the 10 business days ending on June 15 (or next business day) or the last business day of the calendar quarter (as the case may be). All installment payments will be made on a pro rata basis from your investments at the time of payment.

14.      How do I name my beneficiary?



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

         Upon your death, your beneficiary(ies) will be paid your entire Plan balance. You may make or change a beneficiary designation at any time, by filling out a Beneficiary Designation Form and filing it with the Company's Human Resources Department. You may name one or more primary beneficiaries, as well as one or more contingent beneficiaries (to receive your Plan balance if all primary beneficiaries predecease you). If you make no beneficiary designation, or if all designated beneficiaries predecease you, your Plan balance will be paid to your estate.

ACCESS TO YOUR MONEY BEFORE THE PAYMENT EVENT

15. Can I get money from my account before the date I elect for deferral payments to begin?

         Access to your Plan balance before the payment event that you select is very limited. You may withdraw funds from your deferral account only in the event of an extreme and unforeseen financial hardship.

A.       Financial Hardship Distributions

         In the event of unusual, extraordinary expenses or unforeseen financial hardship, you may request a distribution of the amount reasonably necessary to meet your financial need. This definition of hardship is more stringent than the hardship provision in the Sonat Savings Plan, and does not, for instance, include college expenses, or costs in connection with a home purchase. It generally encompasses hardship generated by unforeseen circumstances, such as unreimbursed medical expenses, family loss of income by layoff and the like. The Executive Compensation Committee of the Board of Directors may approve or deny the request in its sole discretion, and distribution is limited to the amount necessary to relieve the hardship plus your income tax liability on the distribution. If approved, this distribution is not subject to any penalty taxes, and is ordinary income for federal and state income tax purposes.

B.       Loans

         Loans are not available from your account balance, since the Plan would lose its favorable tax treatment if loans were permitted.

TAX CONSIDERATIONS

16. What are some of the more common tax-related questions that should concern me?

Am I taxed on my deferrals or earnings credited to them?

         Under current tax law, neither your deferrals nor the earnings thereon are subject to federal income tax before withdrawal from the Plan. All state income laws (except in Pennsylvania and New Jersey) follow the federal law and exclude the amount you defer from current taxable income. Under current law, there will be no income tax liability until you actually receive a payment. Check with your legal or tax counsel concerning your specific state or local (city, county) tax laws.



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

What about Social Security, Medicare and Local taxes?

         Deferred amounts are subject to these taxes at the time of deferral. The eventual payment of your deferral accounts, including earnings, will not be subject to these taxes under current law. Distributions from the Plan will not reduce your Social Security benefits after retirement, as they do not represent wages for services performed in the calendar year of receipt.

How will payments be reported?

         Payments made to you will be reported on Form W-2, whether you are employed or retired at time of distribution. Payments to beneficiaries made in the event of your death will be reported on Form 1099.

Can I roll over my distribution to an IRA?

         No, because this is not a tax-qualified program under the Internal Revenue Code. When electing a Plan distribution, you should seek professional tax advice to determine the best course of action in light of your financial circumstances. Will the Plan benefits paid to my beneficiaries be included in my gross estate for federal estate tax purposes?


         Yes, the cumulative amounts in your account at the time of death will be included in your estate. If, however, your spouse is your beneficiary and the benefit qualifies for the estate tax marital deduction, the amount in your account may not increase your taxable estate.

         You should consult with your legal and financial advisors about beneficiary designations and the payment of benefits in the event of your death.

How will my distributions be taxed?

         Under current law, distributions from your account are taxed as ordinary income when received, and no special tax advantages or penalties apply. Federal and state income taxes will be withheld from your payments when they are made.

ENROLLMENT

17.      How do I sign up for the Deferred Compensation Plan?

         You will be given enrollment materials a few weeks before a deferral election is required under the Plan. You should review these materials carefully with your family and financial advisors, and return all the necessary forms by the dates described in the materials.



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

18. Who can I talk to if I have questions about the Deferred Compensation Plan or the enrollment package?

         If you have general questions about the Plan or the enrollment materials, call Mike Byrne (205/325-7329) or Al Delchamps (205/325-7676).

         You should call Mike Byrne (205/325-7329) for information about your Plan accounts and the available investment options, to change the way future allocations to your account are invested, to move funds among the investment options, and for information regarding beneficiary designations.

OTHER INFORMATION

19.      What information will I receive about my Plan balance?

         You will receive a quarterly statement that will provide you with the balance in your account, deferrals and investment earnings for the quarter, and other information.

20.      What are the Section 16 consequences of participating in the Plan?

         You need to review this Question and Answer only if you are an executive officer of Sonat Inc. who is subject to the provisions of Section 16 of the Securities Exchange Act. Section 16(b) requires executive officers to pay over to the Company any profit realized from the purchase and sale, or sale and purchase, of Company equity securities within any period of less than six months. Section 16(a) requires reports of changes in beneficial ownership of Sonat equity securities to the Securities and Exchange Commission. You will be notified if you are subject to Section 16.

         The following will describe how transactions in the Plan are treated for purposes of Sections 16(b) (short swing profit liability) and 16(a) (reporting). When a transaction is said to be "exempt", it means the transaction is not a "purchase" or a "sale" under Section 16(b). (As noted below, however, many exempt transactions still trigger reporting requirements under Section 16(a).)

A.       Contributions; Investment of Earnings

         Acquisitions of units of the phantom Sonat Stock Fund through deferrals and reinvestment of earnings under the Plan are exempt under Section 16(b).

B. Transfers Among Investment Options; In-Service Cash Withdrawals and Payments; Savings Plan Loans

         Transfers among investment options under the Plan are called "discretionary" transactions under the Section 16 rules. The Section 16 consequence of a discretionary transaction in the Plan is



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affected by the discretionary transactions in any Sonat plan that involves stock or phantom stock funds - the Sonat Savings Plan, the Savings Plan feature of the Supplemental Benefit Plan, and the Deferred Compensation Plan. A discretionary disposition of units of the Sonat Stock Fund or phantom Sonat Stock Fund in any of these plans (such as a transfer into a mutual fund investment, or the liquidation of stock to acquire loan proceeds or to fund a cash in-service withdrawal from the Savings Plan) will be exempt unless you elected to make a discretionary acquisition (such as transfer from a mutual fund (or phantom mutual fund) into units of the Sonat Stock Fund (or phantom Sonat Stock Fund)) within the previous 6 months under any plan. Similarly, a discretionary acquisition of units of the Sonat Stock Fund (or phantom Sonat Stock Fund) under any plan (as described above) is exempt, unless you elected to make a discretionary disposition of units of the Sonat Stock Fund (or phantom Sonat Stock Fund) under any plan within the previous 6 months.

         For example, assume the following sequence of transactions, with no prior discretionary transactions under any plan:

         December 1, 1998 -- you transfer 1,000 units out of the Sonat Stock Fund in the Savings Plan into a mutual fund.

         January 1, 1999 -- you transfer 1,000 units out of the phantom Sonat Stock Fund in the Supplemental Savings Plan into a phantom mutual fund.

         March 1, 1999 -- you acquire 1,000 units of the phantom Sonat Stock Fund in the Deferred Compensation Plan by transfer from a mutual fund.

         July 1, 1999 -- you take an in-service cash withdrawal from the Savings Plan which results in the liquidation of 500 units of the Sonat Stock Fund.

         The first two transactions are exempt under Section 16(b), because they are both dispositions of Sonat stock or phantom stock and there was no discretionary acquisition under any plan within the preceding six months. The March 1 transaction is a non-exempt "purchase" under Section 16(b), because it is a discretionary acquisition that occurs only two months after a discretionary disposition (the January 1 transfer). The fact that the January and March transactions occurred in different plans does not change the result. The March 1 purchase can be matched against any sale that occurs inside or outside the plans within six months before or after March 1 (including a sale resulting from a cashless option exercise). The July transaction is a discretionary disposition that occurred within three months of the March 1 discretionary acquisition, so it is a non-exempt "sale" under Section 16(b). The March purchase and the July sale will be matched against each other for Section 16(b) short-swing profit liability purposes.



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

C.       Distributions From the Plan

         In general, the liquidation of phantom Sonat Stock Funds units in connection with a distribution from the Plan is a Section 16(b) "sale", unless the Executive Compensation Committee of the Company's Board of Directors specifically approves the related deferral election. (However, such a liquidation is exempt under Section 16(b) if the distribution results from termination of employment, if you did not initially elect a lump-sum payment and subsequently change to annual installments.)

D.       Reporting Requirements

         Transactions in the Plan that result in a Section 16 "purchase" or "sale" must be reported on Form 4. All other (exempt) transactions must be reported on Form 5 (or, if you so elect, on an earlier Form 4). Each Form 4 or Form 5 report that shows a transaction in phantom Sonat Stock Fund units must show the total number of shares of phantom Sonat stock represented by the units credited to your account in the Plan.

21.      Can the Plan be amended or discontinued?

         The Company's Board of Directors retains the right to amend or terminate the Plan at any time. However, your accrued benefits at the time of any amendment, suspension or termination of the Plan cannot be reduced.











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



                      SONAT INC. DEFERRED COMPENSATION PLAN
                                  PLAN SUMMARY

                                    EXHIBIT A

  Comparison of Non-qualified Deferred Compensation Plan and Before-Tax (401K)
                 Contributions to Qualified Sonat Savings Plan


=====================================================================================
Non-qualified
   Deferred                                                              Qualified
 Compensation                 Principal Characteristics                Sonat Savings
     Plan                                                                  Plan
=====================================================================================
     Yes                      Deferral on Pre-Tax Basis                    Yes(1)
-------------------------------------------------------------------------------------
     Yes              FICA/Medicare/Local Withheld on Deferrals            Yes
-------------------------------------------------------------------------------------
     Yes                  Earnings Accumulate Tax Deferred                 Yes
-------------------------------------------------------------------------------------
      No         Actual Funds or Assets Held in Participant Accounts       Yes
-------------------------------------------------------------------------------------
     Yes                Distributions Subject to Income Taxes              Yes
-------------------------------------------------------------------------------------
                   Federal Income Tax Statutory Withholding Rate
     (28%)                   on Lump-Sum Payments                          20%(2)
-------------------------------------------------------------------------------------
      No                    Rollover into an IRA Allowed                   Yes
-------------------------------------------------------------------------------------
      No             5 or 10 Year Income Tax Averaging Available           Yes(3)
-------------------------------------------------------------------------------------
     Yes(4)                Hardship Withdrawals Available                  Yes
-------------------------------------------------------------------------------------
      No                  Loans Against Accounts Available                 Yes
-------------------------------------------------------------------------------------
      No           10% Penalty Tax for pre-age 59 1/2 distributions        Yes(2)
=====================================================================================

--------------------------

  (1)  Amount limited by IRS rules.

  (2)  If not rolled over.

  (3) 5 year averaging not available on distributions after 1999; 10 year averaging grandfathered for those born on or before January 1, 1936.

  (4)  "Hardship" definition is much more stringent than in the Savings Plan.





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